Exhibit 10.6.4

Summary of 2017 Incentive Plans

On December 20, 2016, the Human Resources Committee (the “Committee”) of the Pinnacle West Capital Corporation (“Pinnacle West” or the “Company”) Board of Directors (the “Board”) approved the Pinnacle West 2017 CEO Annual Incentive Award Plan (the “PNW Plan”), which provides an incentive award opportunity for Donald E. Brandt, the Chairman of the Board, President, and Chief Executive Officer of Pinnacle West and the Chairman of the Board, President and Chief Executive Officer of Arizona Public Service Company (“APS”).  On December 21, 2016, the Board, acting on the recommendation of the Committee, approved the APS 2017 Annual Incentive Award Plan (the “APS Plan”), which includes an incentive award opportunity for Mark A. Schiavoni, Executive Vice President and Chief Operating Officer, James R. Hatfield, Executive Vice President and Chief Financial Officer, David P. Falck, Executive Vice President and General Counsel and Randall K. Edington, Executive Vice President and Advisor to the Chief Executive Officer.

No incentive payments will be awarded under the PNW Plan or the APS Plan unless Pinnacle West, with respect to Mr. Brandt, or APS, with respect to Messrs. Schiavoni, Hatfield, Falck and Edington, each achieves a specified threshold earnings level.  The Committee will evaluate the impacts of unusual or nonrecurring adjustments to earnings in determining whether any earnings level has been met for purposes of the PNW Plan and may make adjustments to reflect such impacts. Earnings impacts of actions of the Arizona Corporation Commission ("ACC") in the PNW Plan year are excluded.

Mr. Brandt’s incentive award opportunity is based 62.5% on Pinnacle West’s 2017 earnings, and 37.5% on the achievement of performance goals established for all business units of APS. Mr. Brandt has an award opportunity of 50% of his base salary if the threshold earnings level is met. If Pinnacle West earnings exceed the threshold level, Mr. Brandt’s award opportunity increases proportionately by up to an additional 75% of his base salary. To the extent certain business unit performance goals are met, Mr. Brandt has a further award opportunity of up to 75% of base salary. The business unit performance indicators for Mr. Brandt are in the functional areas of customer service, transmission and distribution, fossil generation, corporate resources and performance of the Palo Verde Nuclear Generating Station. In no event may Mr. Brandt’s award exceed 200% of his base salary.

The award opportunities for Messrs. Schiavoni, Hatfield, Falck and Edington under the APS Plan are based on the achievement of specified 2017 APS earnings levels and specified business unit performance goals.  Mr. Schiavoni has a target award opportunity of up to 75% of his base salary, Mr. Hatfield has as a target award opportunity of up to 70% of his base salary and Messrs. Falck and Edington each have a target award opportunity of up to 65% of their base salaries.  Messrs. Schiavoni, Hatfield, Falck and Edington may earn less or more than the target amount, up to a maximum award opportunity of 150% of base salary for Mr. Schiavoni, 140% for Mr. Hatfield and 130% for Messrs. Falck and Edington, depending on the achievement of the earnings and business unit performance goals separately or in combination, and before adjustment for individual performance.  The business unit performance indicators that will be considered for Messrs. Schiavoni, Hatfield, Falck and Edington are derived from the APS critical areas of focus, as provided in its “Core” strategic framework, in the functional areas of employees, operational excellence, customer value and shareholder value.  The Committee may adjust targets under the APS Plan to reflect unanticipated events or unusual or nonrecurring adjustments to earnings that arise in the APS Plan year, including ACC rate-related impacts.

Any awards for Messrs. Brandt, Schiavoni, Hatfield, Falck and Edington will be subject to potential forfeiture or recovery to the extent called for by the Company’s clawback policy.